Exhibit 21.1

American Apparel Inc.: Subsidiary List

American Apparel (USA), LLC:

• American Apparel Retail, Inc.

• American Apparel Mexico, S DE RL DE CU

• American Apparel Mexico Labor, LLC

• American Apparel Deutschland GmbH

• American Apparel (Carnaby) Limited

• American Apparel Retail (Israel), Ltd.

• American Apparel Japan Co., Ltd.

• American Apparel Korea Co., Ltd.

• American Apparel Australia, PTY, Ltd.

• KCL Knitting, LLC

• American Apparel Dyeing and Finishing, Inc.

American Apparel Canada Wholesale Inc.

American Apparel Canada Retail Inc.